PURCHASE AND ASSIGNMENT AGREEMENT
This Purchase and Assignment Agreement (this “Agreement”) is made and entered into as of March 21, 2024, by and among Pyxus Holdings, Inc. (the “Company”) and the undersigned beneficial owners listed on Schedule A attached hereto, or investment advisor, sub-advisor or manager thereof on their behalf, of the Company’s (i) Notes (as defined below) (in such capacity, the “Noteholders”) or (ii) Loans (as defined below) (in such capacity, the “Lenders” and, together with the Noteholders, the “Credit Parties”).  The Company and the Credit Parties are each referred to herein as a “Party” and collectively, as the “Parties”.
WHEREAS, the Noteholders beneficially own $112,113,388 in aggregate principal amount of the Company’s 8.50% Senior Secured Notes due 2027 (the “Notes”) issued pursuant to the Indenture, dated as of February 6, 2023 (as may be amended, supplemented or otherwise modified, the “Indenture”), by and among the Company as issuer, the guarantors named therein, Wilmington Trust, National Association, as trustee (the “Trustee”), and Alter Domus (US) LLC, as collateral agent;
WHEREAS, the Lenders hold $10,344,887 in aggregate principal amount of loans (the “Loans”) outstanding under the term loan credit facility pursuant to the Pyxus Term Loan Credit Agreement, dated as of February 6, 2023 (as may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Company as borrower, the guarantors and the lenders party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent (the “Agent”);
WHEREAS, the Company desires to purchase, and each Credit Party desires to sell and/or assign, as applicable, certain of the Notes beneficially owned by the Noteholders (the “Purchased Notes”) and certain of the Loans held by the Lenders (the “Assigned Loans”), subject to the terms and conditions set forth in this Agreement; and
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and as a result of arms-length negotiations between the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:
Section 1.     Committed Purchase of “Tranche 1”.  The Company hereby agrees to purchase from each Noteholder, and each Noteholder agrees to sell, convey, assign, transfer and deliver to the Company, in one or more transactions, as determined by the Company in its sole discretion, its ratable share of $77,922,078 in principal amount of Purchased Notes (the “Tranche 1 Purchased Notes”), free and clear of all Encumbrances (as defined herein), at a purchase price of 77.0% of the principal amount thereof, plus accrued and unpaid interest thereon from the last interest payment date to, but excluding, the date of purchase and any liquidated premiums, fees, expenses and other amounts owing in respect thereof, if any, by no later than March 29, 2024 or such later date that may be agreed in writing (which may be by email) by the Company and the Noteholders.
Section 2.     Optional Purchase of “Tranche 2” – Company Option
(a)     So long as this Agreement is in full force and effect and has not been terminated in accordance with its terms, if the Company, on one occasion in its sole discretion, delivers a single irrevocable written notice (which may be by email) (the “Purchase Notice”) to the applicable notice parties set forth in Section 8 by no later than April 15, 2024 or such later date that may be agreed in writing (which may be by email) by the Company and the applicable Credit Party (the “Tranche 2 Election Deadline”), the Company agrees to purchase from each Credit Party, and each Credit Party agrees to sell, convey, assign, transfer and deliver to the Company its ratable share of the aggregate amount of the Purchased Notes (up to $34,191,310 in principal amount) or the Assigned Loans (up to $10,344,887 in principal amount), as applicable, set forth in the Purchase Notice, free and clear of all Encumbrances, on the purchase date set forth in the Purchase Notice and at a purchase price of 77.0% of the principal amount thereof, in the case of the Purchased Notes and at a purchase price of 88.0% of the principal amount thereof, in the case of the Assigned Loans, in each case, plus (x) accrued and unpaid interest thereon from the last interest payment date to, but excluding, the date of purchase or assignment and (y) any liquidated premiums, fees, expenses and other amounts owing in respect thereof.

(b)     The Purchase Notice shall specify the aggregate principal amount of the Purchased Notes and the aggregate principal amount of the Assigned Loans to be purchased, the proposed date of purchase or assignment (the “Tranche 2 Purchase Date”), which shall be no later than September 30, 2024 (the “Tranche 2 Purchase Deadline”; provided that the Tranche 2 Purchase Deadline may be extended, from time to time, with the agreement in writing (which may be by email) of the Company and the Credit Parties, each in their sole discretion) and the total cash consideration, including the purchase price, the accrued and unpaid interest thereon and any liquidated premiums, fees, expenses and other amounts owing in respect thereof.
(c)     If the Company fails to send the Purchase Notice by the Tranche 2 Election Deadline (or sends the Purchase Notice but elects not to purchase any Notes or Loans therein), the Credit Parties shall have no obligation to sell any further Notes or Loans to the Company (other than the Tranche 1 Purchased Notes).
(d)     In consideration of the applicable Credit Parties’ agreements under this Section 2, the Company agrees to pay on March 22, 2024 an aggregate payment of $445,361.91 to or for the benefit of each Credit Party in respect of its ratable share of aggregate principal amount of Notes and Loans held by the Credit Parties that are subject to the optional purchase pursuant to this Section 2.  Such payment shall be made by wire transfer in immediately available funds in the amounts and to the account(s) specified by the applicable Credit Party to the Company at least one (1) business day prior thereto.
Section 3.     Further Assurances.
(a)     Each Party shall execute such other documents and instruments and take such other actions as are reasonably requested by the other Party hereto to carry out the provisions hereof and the transactions contemplated hereby.
(b)     So long as this Agreement is in full force and effect and has not been terminated in accordance with its terms, the Credit Parties agree to hold, free and clear of any and all Encumbrances (as defined below) until the Tranche 2 Election Deadline, no less than $112,113,388 in aggregate principal amount of Notes and $10,344,887 in aggregate principal amount of Loans, less any amounts of Purchased Notes or Assigned Loans purchased by the Company pursuant to this Agreement; provided that if the Company delivers a Purchase Notice by the Tranche 2 Election Deadline in accordance with the terms hereof, the applicable Credit Parties agree to hold the principal amount of Notes and Loans that the Company has so elected to purchase until the earlier of the Tranche 2 Purchase Date and the Tranche 2 Purchase Deadline.
(c)     On or prior to the earlier of (x) the Tranche 2 Purchase Deadline and (y) the date on which all of the Notes and Loans subject to the optional purchase pursuant to Section 2 (i.e., $34,191,310 in principal amount of Notes and $10,344,887 in principal amount of Loans) have been purchased by the Company from the Credit Parties, the Company will not purchase, or offer or agree to purchase, any Notes or Loans from any person or entity other than the Credit Parties.

(d)     Without limiting the foregoing clause (a) of this Section 3, as promptly as practicable but in no event later than three (3) business days prior to the Purchase Date, sale or assignment, each Credit Party shall take all necessary actions to cause the Purchased Notes or the Assigned Loans to be assigned, transferred and/or delivered to the Trustee or the Agent for cancellation or assignment, including:
(i)     in the case of the Purchased Notes, directing the Noteholder’s custodian for the Purchased Notes to deliver the Purchased Notes to or as directed by the Company via Deposit/Withdrawal at Custodian (DWAC) or other procedures of the Depository Trust Company (DTC); and
(ii)     in the case of the Assigned Loans, executing and delivering an Assignment and Acceptance (as defined in the Credit Agreement) in substantially the form as set forth as Exhibit B thereto or such other form as shall be approved by the Agent and, which, shall in any event include representations and warranties set forth in the standard LSTA par trade documentation.
(e)     On each applicable date of purchase or assignment, payment for the Purchased Notes or the Assigned Loans, as applicable (consisting of the purchase price and accrued and unpaid interest thereon, if any), shall be made by wire transfer in immediately available funds to the account(s) specified by the applicable Credit Party to the Company (x) with respect to the Tranche 1 Purchased Notes, at least one (1) business day prior thereto, and (y) with respect to any “Tranche 2” Purchased Notes and Assigned Loans, at least three (3) business days prior thereto, against delivery of the Purchased Notes pursuant to clause (d)(i) of this Section 3 or the Assignment and Acceptance pursuant to clause (d)(ii) of this Section 3.
(f)     Upon consummation of any purchase of Purchased Notes or Assigned Loans by the Company, such  Purchased Notes or Assigned Loans shall be deemed automatically cancelled and retired (and the Company will take all reasonable steps to effectuate the cancellation and retirements of such Purchased Notes or Assigned Loans).
(g)     The Company and the Credit Parties shall coordinate in good faith the public disclosure, if any, by any Party relating to the transactions contemplated by this Agreement; provided that no Party shall be required to refrain from making any disclosure that such Party determines to be required by any regulations, laws or other similar requirements applicable to such Party.
Section 4.     Credit Party Representations and Warranties.   Each Credit Party hereby represents and warrants to the Company that:
(a)     it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  It has the full right, power and authority to enter into and perform its obligations under this Agreement.  All action on its part necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken.  This Agreement constitutes the valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally;
(b)     it has good, valid and marketable title to its ratable share of $112,113,388 in aggregate principal amount of Notes and/or $10,344,887 in aggregate principal amount of Loans, free and clear of any and all Encumbrances, and it is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Purchased Notes or the Assigned Loans, other than, in each case, any Encumbrances that will be released and approvals that will be obtained prior to delivery of the Purchased Notes or the Assigned Loans to the Company.  Immediately following the consummation of the sale of the Purchased Notes or the Assigned Loans, good, valid and marketable title to the Purchased Notes or Assigned Loans shall vest in the Company, free and clear of any Encumbrances (for the avoidance of doubt without limiting the obligation of the Company to pay the cash consideration as provided herein).  Each Credit Party has the sole right to dispose or direct the disposition of the Purchased Notes or the Assigned Loans.  “Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, right of first refusal or offer, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever, other than restrictions arising under securities laws (including any legend to such effect);

(c)     it is a sophisticated investor;
(d)     it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Notes or the Assigned Loans and has, independently and without reliance upon the Company or the Company’s affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Company or its affiliates, made its own analysis and decision to sell the Purchased Notes and the Assigned Loans;
(e)     it is not and will not be a party to any agreement, arrangement or understanding with any Person which could result in the Company having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.  “Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof; and
(f)     there have been no representations, warranties, covenants and agreements made to such Credit Party by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement.
Section 5.     Company Representations and Warranties.  The Company hereby represents and warrants to each Credit Party that:
(a)     the Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.  The Company has the full right, power and authority to enter into and perform its obligations under this Agreement.  All action on the part of the Company necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken or will be taken in accordance with the terms of this Agreement.  This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally; and
(b)     the Company is not and will not become a party to any agreement, arrangement or understanding with any Person which could result in each Credit Party having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.
Section 6.     Acknowledgement.  Each Credit Party acknowledges that none of the Company or any of its directors, officers, subsidiaries or affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.  The Company shall promptly pay all reasonable and documented or invoiced fees, costs, expenses and disbursements of Willkie Farr & Gallagher LLP incurred by the Credit Parties with respect to the negotiation and documentation of this Agreement and any other documents required in order to consummate the transactions contemplated by this Agreement, other than any fees, costs, expenses and disbursements with respect to any public disclosure by the Credit Parties relating to the transactions contemplated by this Agreement; provided that the Company’s obligation to pay such fees, costs, expenses and disbursements shall be limited to a total of $45,000.

Section 7.     Termination; Survival.
(a)     This Agreement may be terminated by the Credit Parties in the event (x) the Company fails to consummate the purchase of any Purchased Notes and Assigned Loans of the Credit Parties by the applicable deadlines set forth herein or (y) the Company fails to timely pay the amounts set forth in Section 2(d).  This Agreement may also be terminated by either Party in the event the other Party breaches its obligations hereunder in any material respect and such breach is not cured within three (3) days after the giving of notice by the terminating Party to the breaching Party; provided that no Party may seek to terminate this Agreement based upon any default or failure of a condition in this Agreement arising (directly or indirectly) out of its own actions or omissions.  In no event shall any such termination relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections, 3(f), 8, 9, 11, 12, 13, 14 and 15 shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.
(b)     Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated by this Agreement.
Section 8.     Notice.  All notices (including the Purchase Notice) and other communications in connection with this Agreement shall be in writing and shall be deemed given if sent via electronic mail, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Company, to:
Pyxus Holdings, Inc.
8001 Aerial Center Parkway,
P.O. Box 2009
Morrisville, North Carolina 27560
Attention:     Flavia Landsberg; Tomas Grigera
Email:           flandsberg@pyxus.com; tgrigera@pyxus.com
with a copy (which shall not constitute notice), to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:       David Azarkh; Nicholas Baker
Email:           dazarkh@stblaw.com; nbaker@stblaw.com
if to the Credit Parties, to:
c/o Monarch Alternative Capital LP
535 Madison Avenue, Floor 22
New York, New York 10022
Attention:     Legal Department
Email:           LegalTeam@monarchlp.com
with a copy (which shall not constitute notice), to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:     Mark A. Cognetti; Michael Brandt; Weston T. Eguchi
Email:          mcognetti@willkie.com; mbrandt@willkie.com;
weguchi@willkie.com

All notices and other communications shall be deemed to have been given: (i) on the date of electronic confirmation of receipt if sent by email; (ii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iii) one (1) business day after being deposited with a reputable overnight courier.
Section 9.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).
Section 10.     Amendments.     No modifications of this Agreement can be made except in writing signed by each of the Parties.  No provision of this Agreement may be waived except in writing signed by the Party against whom the waiver is to be effective.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.
Section 11.     Governing Law; Venue; Waiver of Jury Trial.
(a)     The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Supreme Court of the State of New York, County of New York or the United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof) (“Selected Courts”), in addition to any other remedy to which they are entitled at law or in equity.  Furthermore, each of the Parties (a) consents to submit itself to the personal jurisdiction of such Selected Courts in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such Selected Courts, and each or the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.
(b)     This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of New York applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
(c)     EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
Section 12.     Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
Section 13.     Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
Section 14.     Rules of Construction.  This Agreement is the product of negotiations among the Company and the Credit Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company and the Credit Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
Section 15.     Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Assignment Agreement as of the date first set forth above.
PYXUS HOLDINGS, INC.

By: /s/ Flavia Landsberg
Name: Flavia Landsberg
Title: Chief Financial Officer

MONARCH ALTERNATIVE CAPITAL LP,
as investment adviser to the Credit Parties

By: /s/ Michael Weinstock
Name: Michael Weinstock
Title: Chief Executive Officer